Exhibit 99.1

SiriusXM Reports First Quarter 2024 Operating and Financial Results

•First Quarter 2024 Revenue of $2.16 Billion; Up 1% Year-Over-Year
•Ad Revenue Up 7% Year-Over-Year
•Net Income of $265 Million; Diluted EPS of $0.07
•Adjusted EBITDA of $650 Million; Up 4% Year-Over-Year
•Free Cash Flow of $132 Million; Down 8% Year-Over-Year
•Company Reiterates 2024 Financial Guidance

NEW YORK – April 30, 2024 – SiriusXM today announced first quarter 2024 operating and financial results, including revenue of $2.16 billion, an increase of 1% compared to the first quarter in 2023. The company recorded net income of $265 million in the first quarter of 2024 compared to $233 million in the prior year’s quarter. Net income per diluted common share was $0.07 in the first quarter of 2024 compared to $0.06 in the first quarter of 2023. Additionally, the company reported that its ad revenue increased 7% compared to the same period in 2023, offsetting a 1% drop in subscription revenue in the same 2023 period.

Adjusted EBITDA was $650 million in the first quarter of 2024, up 4% compared to the first quarter of 2023 with a 30% EBITDA margin, the result of higher revenue and lower fixed costs.

"I'm pleased to share solid first quarter financial results, underscored by record ad revenue for a first quarter and strong consumer engagement with our newly-released content," stated CEO Jennifer Witz. “And while still in its infancy, we are starting to see promising early indicators from new users of our recently rebuilt SiriusXM app. We have significantly stepped-up the pace of experimentation and innovation, a critical lever in our mission to deliver improved subscriber performance while maintaining a disciplined approach to spending in our focus on profitability.”
"Our reiterated guidance for revenue, adjusted EBITDA, and free cash flow reflect the predictability of our business model and the levers we have for cost efficiencies, even as we continue the investments in our satellites and next generation platform,” stated Tom Barry, Chief Financial Officer. “We continue to expect our subscriber results to improve from 2023, and we should see similar seasonality in 2024, with better year-over-year subscriber performance beginning in the back half of the year. Following the completion of the Liberty transaction, we plan to maintain our target leverage ratio of mid-to-low three times adjusted EBITDA and expect to be back in this range in the second half of 2025."

SEGMENT HIGHLIGHTS

Sirius XM Holdings operates two complementary audio entertainment businesses — one of which is referred to as “SiriusXM” and the second of which is referred to as “Pandora and Off-Platform.” Further information regarding these two segments will be contained in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024. The financial highlights below exclude the impact of share-based payment expense.

SiriusXM First Quarter 2024 Segment Highlights
SiriusXM Total Subscribers of 33 Million
SiriusXM self-pay subscribers decreased by 359,000 in the first quarter of 2024, resulting from a decline in trial starts in late 2023 and seasonally higher first quarter churn. Self-pay monthly churn of 1.7% for the first quarter of

2024 rose from 1.6% in the first quarter of 2023, with the bulk of the increase attributable to vehicle-related churn driven by higher new and used car sales this year. Paid promotional subscribers during the quarter decreased by 86,000, primarily due to a shift to unpaid trials at certain automakers. The SiriusXM vehicle trial funnel ended the first quarter of 2024 at 7.5 million, compared to 7.2 million at year-end 2023 and the first quarter of 2023.

SiriusXM Revenue of $1.7 Billion
SiriusXM's total revenue was $1.7 billion in the first quarter, a 1% decline compared to the prior year period. The decline was driven by a lower average base of self-pay subscribers, which drove a 1% decline in subscriber revenue for the quarter. Average revenue per user (ARPU) during the first quarter of 2024 increased $0.07 to $15.36 compared to the $15.29 recorded in the corresponding 2023 period.

SiriusXM Gross Profit of $993 Million and Gross Margin of 60%
Total cost of services at SiriusXM increased by 2% to $674 million for the first quarter of 2024 compared to the corresponding quarter in 2023. Gross profit at SiriusXM totaled $993 million, a decrease of 2% compared to the 2023 period, producing a relatively flat gross margin of 60%, one percentage point lower than the prior year period.

Expanded Content Offering
SiriusXM continued to deepen and evolve its content lineup in the first quarter of 2024, highlighted by the successful launch of the SiriusXM exclusive series "This Life of Mine" with James Corden, rapidly becoming one of the top three on-demand talk shows. Featuring interviews with celebrities like Kim Kardashian and Dr. Dre, the show has boosted the company’s media presence and attracted new listeners. In parallel, SiriusXM continued to expand its podcasting investments during the quarter, significantly enhancing its advertising reach, while also carving out unique content experiences to drive interest and engagement to SiriusXM’s flagship service. The recent introduction of Crime Junkie Radio, led by Ashley Flowers, founder of audiochuck, is one such example. With initiatives like these, SiriusXM reinforced its unique content offerings, driving subscriber interest and strengthening its audio entertainment offering.

Product Highlights
In the first quarter of 2024, SiriusXM expanded the adoption of its 360L platform, most notably by signing a new agreement with Hyundai and Genesis that integrates 360L into vehicles this year, and by rolling out 360L-enabled Mercedes-Benz and Subaru vehicles, the latter of which enabled new SiriusXM features in nearly half a million vehicles already on the road via an over-the-air update. Additionally, SiriusXM’s 360L platform for the Android Automotive Operating System began rolling out in the popular Nissan Rogue and on the new Ford and Lincoln Digital experience, which debuted in the new Lincoln Nautilus.

Pandora and Off-Platform First Quarter 2024 Segment Highlights

Pandora and Off-Platform Self-Pay Subscribers of 5.9 Million
Self-pay subscribers of the Pandora Plus and Pandora Premium services decreased by 64,000 during the first quarter of 2024 to end the period at 5.9 million.

Pandora and Off-Platform Revenue of $495 Million
Pandora and Off-platform revenue of $495 million during the first quarter of 2024 increased 7%, or $33 million, compared to $462 million in the prior year period. Advertising revenue in the Pandora and Off-Platform segment of $362 million increased 8% in the first quarter of 2024 compared to the $334 million recorded in the prior year period, driven by podcasting and programmatic revenue.

Pandora and Off-Platform Gross Profit of $143 Million
Total cost of services of $352 million in the first quarter of 2024 remained flat compared to $351 million recorded in the 2023 period. Subscriber revenue of $133 million in the 2024 quarter increased 4% year-over-year while advertising revenue increased 8% to $362 million. This resulted in a gross profit in the Pandora and Off-Platform segment of $143 million for the first quarter of 2024, an increase of 29% compared to the prior year period, and produced a gross margin of 29%, 5 percentage points higher than the prior year period.

Product Highlights
This quarter SiriusXM released new ad technology with the introduction of Synthetic Voices from AdsWizz’s AI Ad Tools. This new tool enables small and medium sized businesses to dynamically adjust their audio messaging using a variety of AI-generated voices, enhancing both the efficiency and the customization of audio ads.

ADDITIONAL FINANCIAL HIGHLIGHTS

During the first quarter of 2024, the company generated $132 million in free cash flow, an 8% decline when compared to the $144 million recorded in the prior year period. The decrease was attributable to an increase in content and other vendor payments, partially offset by lower satellite capital expenditures for the quarter. In addition, in the first quarter of 2024, the company invested approximately $187 million in carbon capture tax equity investments and plans to invest an additional approximately $50 million in the remainder of 2024. These equity investments are expected to reduce the company’s cash taxes by approximately $130 million in 2024. The company anticipates the majority of the $250 million in net after-tax cash benefits to be realized in the latter part of the seven year investment period.

Subscriber acquisition costs remained flat at $90 million for the first quarter of 2024. Sales and marketing costs increased by 1% to $217 million for the first quarter of 2024 compared to $214 million in the 2023 period. Engineering, design and development costs increased 9% to $74 million in the quarter in support of SiriusXM’s digital product enhancements, and general and administrative expenses decreased by 20% to $105 million in the 2024 quarter, driven by continued cost optimization and efficiency efforts as well as lower legal costs resulting from litigation insurance recoveries and reduced legal reserves.

In the first quarter of 2024, the company saved approximately $45 million through cost optimization efforts and consolidation across its businesses.

2024 FULL-YEAR FINANCIAL GUIDANCE

The company reiterated its full-year 2024 guidance for revenue, adjusted EBITDA, and free cash flow:
• Total revenue of approximately $8.75 billion,
• Adjusted EBITDA of approximately $2.70 billion, and
• Free cash flow of approximately $1.20 billion.

The company’s guidance for adjusted EBITDA and free cash flow for 2024 does not include any effects of the proposed transaction with Liberty Media, anticipated to close during the third quarter of 2024. The company expects to revise its 2024 free cash flow guidance following the closing of the Liberty Media transaction. The company anticipates that free cash flow will be reduced by expenses associated with the proposed transaction with Liberty Media and incremental interest expense associated with debt being assumed and incurred in connection with the proposed transaction.

FIRST QUARTER 2024 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended March 31,
(in millions, except per share data)	2024	2023
Revenue:	(Unaudited)	(Unaudited)
Subscriber revenue	$1,680	$1,691
Advertising revenue	402	375
Equipment revenue	50	46
Other revenue	30	32
Total revenue	2,162	2,144
Operating expenses:
Cost of services:
Revenue share and royalties	703	700
Programming and content	157	150
Customer service and billing	116	122
Transmission	59	49
Cost of equipment	2	3
Subscriber acquisition costs	90	90
Sales and marketing	229	224
Engineering, design and development	86	79
General and administrative	115	147
Depreciation and amortization	140	136
Impairment, restructuring and acquisition costs	28	32
Total operating expenses	1,725	1,732
Income from operations	437	412
Other (expense) income:
Interest expense	(104)	(107)
Other income	12	3
Total other expense	(92)	(104)
Income before income taxes	345	308
Income tax expense	(80)	(75)
Net income	$265	$233
Foreign currency translation adjustment, net of tax	(7)	—
Total comprehensive income	$258	$233
Net income per common share:
Basic	$0.07	$0.06
Diluted	$0.07	$0.06
Weighted average common shares outstanding:
Basic	3,845	3,889
Diluted	3,865	3,939
Dividends declared per common share	$0.0266	$0.0242

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in millions, except per share data)	March 31, 2024	December 31, 2023
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$71	$216
Receivables, net	614	709
Related party current assets	33	36
Prepaid expenses and other current assets	360	310
Total current assets	1,078	1,271
Property and equipment, net	1,820	1,754
Intangible assets, net	2,882	2,905
Goodwill	3,249	3,249
Equity method investments	1,465	526
Deferred tax assets	155	155
Operating lease right-of-use assets	290	279
Other long-term assets	235	235
Total assets	$11,174	$10,374
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$1,170	$1,306
Accrued interest	72	166
Current portion of deferred revenue	1,162	1,195
Current maturities of debt	505	505
Operating lease current liabilities	46	46
Related party current liabilities	133	8
Total current liabilities	3,088	3,226
Long-term deferred revenue	84	88
Long-term debt	8,722	8,690
Deferred tax liabilities	488	509
Operating lease liabilities	304	292
Other long-term liabilities	858	134
Total liabilities	13,544	12,939
Stockholders’ equity (deficit):
Common stock, par value $0.001 per share; 9,000 shares authorized; 3,847 and 3,843 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	4	4
Accumulated other comprehensive (loss) income, net of tax	(4)	3
Accumulated deficit	(2,370)	(2,572)
Total stockholders’ equity (deficit)	(2,370)	(2,565)
Total liabilities and stockholders’ equity (deficit)	$11,174	$10,374

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For The Three Months Ended March 31,
(in millions)	2024	2023
Cash flows from operating activities:
Net income	$265	$233
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	140	136
Non-cash impairment and restructuring costs	1	8
Non-cash interest expense, net of amortization of premium	4	3
Provision for doubtful accounts	13	14
Loss on unconsolidated entity investments, net	15	—
Gain on other investments	(3)	(2)
Share-based payment expense	45	45
Deferred income tax benefit	(14)	(52)
Amortization of right-of-use assets	11	10
Changes in operating assets and liabilities:
Receivables	82	53
Related party, net	44	88
Prepaid expenses and other current assets	(50)	(38)
Other long-term assets	7	6
Accounts payable and accrued expenses	(137)	(57)
Accrued interest	(93)	(93)
Deferred revenue	(36)	(17)
Operating lease liabilities	(11)	(10)
Other long-term liabilities	25	23
Net cash provided by operating activities	308	350
Cash flows from investing activities:
Additions to property and equipment	(174)	(205)
Purchase of other investments	(2)	(1)
Investments in related parties and other equity investees	(187)	(29)
Net cash used in investing activities	(363)	(235)
Cash flows from financing activities:
Taxes paid from net share settlements for stock-based compensation	(14)	(14)
Revolving credit facility borrowings	230	548
Revolving credit facility repayments	(200)	(418)
Principal payments of long-term borrowings	(3)	(77)
Other financing activities	(1)	(2)
Common stock repurchased and retired	—	(62)
Dividends paid	(102)	(94)
Net cash used in financing activities	(90)	(119)
Net decrease in cash, cash equivalents and restricted cash	(145)	(4)
Cash, cash equivalents and restricted cash at beginning of period (1)	224	65
Cash, cash equivalents and restricted cash at end of period (1)	$79	$61
(1)The following table reconciles cash, cash equivalents and restricted cash per the statement of cash flows to the balance sheet. The restricted cash balances are primarily due to letters of credit which have been issued to the landlords of leased office space. The terms of the letters of credit primarily extend beyond one year.

(in millions)	March 31, 2024	December 31, 2023	March 31, 2023	December 31, 2022
Cash and cash equivalents	$71	$216	$53	$57
Restricted cash included in Other long-term assets	8	8	8	8
Total cash, cash equivalents and restricted cash at end of period	$79	$224	$61	$65

Unaudited Results
Set forth below are our results of operations for the three months ended March 31, 2024 compared with the three months ended March 31, 2023. Legal settlements and reserves and share-based payment expense have been excluded from cost of services line items and presented as their own line items in the table below, as this is consistent with how the segments are evaluated on a regular basis.

	For the Three Months Ended March 31,		2024 vs 2023 Change
(in millions)	2024	2023	Amount	%
Revenue
Sirius XM:
Subscriber revenue	$1,547	$1,563	$(16)	(1)%
Advertising revenue	40	41	(1)	(2)%
Equipment revenue	50	46	4	9%
Other revenue	30	32	(2)	(6)%
Total Sirius XM revenue	1,667	1,682	(15)	(1)%
Pandora and Off-platform:
Subscriber revenue	133	128	5	4%
Advertising revenue	362	334	28	8%
Total Pandora and Off-platform revenue	495	462	33	7%
Total consolidated revenue	2,162	2,144	18	1%
Cost of services
Sirius XM:
Revenue share and royalties	395	390	5	1%
Programming and content	132	129	3	2%
Customer service and billing	96	102	(6)	(6)%
Transmission	49	40	9	23%
Cost of equipment	2	3	(1)	(33)%
Total Sirius XM cost of services	674	664	10	2%
Pandora and Off-platform:
Revenue share and royalties	308	310	(2)	(1)%
Programming and content	16	14	2	14%
Customer service and billing	19	19	—	—%
Transmission	9	8	1	13%
Total Pandora and Off-platform cost of services	352	351	1	—%
Total consolidated cost of services	1,026	1,015	11	1%
Subscriber acquisition costs	90	90	—	—%
Sales and marketing	217	214	3	1%
Engineering, design and development	74	68	6	9%
General and administrative	105	132	(27)	(20)%
Depreciation and amortization	140	136	4	3%
Impairment, restructuring and acquisition costs	28	32	(4)	(13)%
Share-based payment expense (1)	45	45	—	—%
Total operating expenses	1,725	1,732	(7)	—%
Income from operations	437	412	25	6%
Other (expense) income:
Interest expense	(104)	(107)	(3)	(3)%
Other income	12	3	9	300%
Total other expense	(92)	(104)	(12)	(12)%
Income before income taxes	345	308	37	12%
Income tax expense	(80)	(75)	5	7%
Net income	$265	$233	$32	14%

Adjusted EBITDA	$650	$625	$25	4%

Gross Profit - Sirius XM	$993	$1,018	$(25)	(2)%
Gross Margin % - Sirius XM	60%	61%	(1)%	(2)%
Gross Profit - Pandora and Off-platform	$143	$111	$32	29%
Gross Margin % - Pandora and Off-platform	29%	24%	5%	21%
nm - not meaningful

(1)    Allocation of share-based payment expense:

	For the Three Months Ended March 31,
(in millions)	2024	2023
Programming and content - Sirius XM	$8	$6
Customer service and billing - Sirius XM	1	1
Transmission - Sirius XM	1	1
Programming and content - Pandora and Off-platform	1	1
Sales and marketing	12	10
Engineering, design and development	12	11
General and administrative	10	15
Total share-based payment expense	$45	$45

Key Financial and Operating Metrics

A full glossary defining our key financial and operating metrics can be found in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024.
Subscribers and subscription related revenues and expenses associated with our connected vehicle services and Sirius XM Canada are not included in Sirius XM's subscriber count or subscriber-based operating metrics. Subscribers to Cloud Cover are not included in Pandora's subscriber count.
Set forth below are our subscriber balances as of March 31, 2024 compared to March 31, 2023:

	As of March 31,		2024 vs 2023 Change
(subscribers in thousands)	2024	2023	Amount	%
Sirius XM
Self-pay subscribers	31,583	32,040	(457)	(1)%
Paid promotional subscribers	1,847	1,984	(137)	(7)%
Ending subscribers	33,430	34,024	(594)	(2)%
Sirius XM Canada subscribers	2,600	2,587	13	1%

Pandora and Off-platform
Monthly active users - all services	45,023	46,663	(1,640)	(4)%
Self-pay subscribers	5,944	6,222	(278)	(4)%

The following table contains our Non-GAAP financial and operating performance measures which are based on our adjusted results of operations for the three months ended March 31, 2024 and 2023:

	For the Three Months Ended March 31,		2024 vs 2023 Change
(subscribers in thousands)	2024	2023	Amount	%
Sirius XM
Self-pay subscribers	(359)	(347)	(12)	(3)%
Paid promotional subscribers	(86)	66	(152)	(230)%
Net additions	(445)	(281)	(164)	(58)%
Weighted average number of subscribers	33,549	34,114	(565)	(2)%
Average self-pay monthly churn	1.7%	1.6%	0.1%	6%
ARPU (1)	$15.36	$15.29	$0.07	—%
SAC, per installation	$12.50	$14.39	$(1.89)	(13)%

Pandora and Off-platform
Self-pay subscribers	(64)	7	(71)	(1,014)%
Net additions	(64)	7	(71)	(1,014)%
Weighted average number of subscribers	5,959	6,203	(244)	(4)%
Ad supported listener hours (in billions)	2.49	2.59	(0.10)	(4)%
Advertising revenue per thousand listener hours (RPM)	$90.88	$85.09	$5.79	7%

Total Company
Adjusted EBITDA	$650	$625	$25	4%
Free cash flow	$132	$144	$(12)	(8)%

nm - not meaningful

(1)    ARPU for Sirius XM excludes subscriber revenue from our connected vehicle services of $41 and $39 for the three months ended March 31, 2024 and 2023, respectively

Reconciliation from GAAP Net income to Non-GAAP Adjusted EBITDA:

	For the Three Months Ended March 31,
(in millions)	2024	2023
Net income:	$265	$233
Add back items excluded from Adjusted EBITDA:
Impairment, restructuring and acquisition costs	28	32
Share-based payment expense	45	45
Depreciation and amortization	140	136
Interest expense	104	107
Other income	(12)	(3)
Income tax expense	80	75
Adjusted EBITDA	$650	$625

Reconciliation of Free Cash Flow:

	For the Three Months Ended March 31,
(in millions)	2024	2023
Cash Flow information
Net cash provided by operating activities	$308	$350
Net cash used in investing activities	(363)	(235)
Net cash used in financing activities	(90)	(119)
Free Cash Flow
Net cash provided by operating activities	308	350
Additions to property and equipment	(174)	(205)
Purchases of other investments	(2)	(1)
Free cash flow	$132	$144

Reconciliation of SAC, per installation:

	For the Three Months Ended March 31,
(costs in millions and installs in thousands)	2024	2023
Subscriber acquisition costs, excluding connected vehicle services	$90	$90
Less: margin from sales of radios and accessories, excluding connected vehicle services	(48)	(43)
	$42	$47
Installations	3,397	3,334
SAC, per installation (a)	$12.50	$14.39
(a)    Amounts may not recalculate due to rounding.

About Sirius XM Holdings Inc

SiriusXM is the leading audio entertainment company in North America with a portfolio of audio businesses including its flagship subscription entertainment service SiriusXM; the ad-supported and premium music streaming services of Pandora; an expansive podcast network; and a suite of business and advertising solutions. Reaching a combined monthly audience of approximately 150 million listeners, SiriusXM offers a broad range of content for listeners everywhere they tune in with a diverse mix of live, on-demand, and curated programming across music, talk, news, and sports. For more about SiriusXM, please go to: www.siriusxm.com.
This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.
The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: Risks Relating to our Business and Operations: We face substantial competition and that competition is likely to increase over time; if our efforts to attract and retain subscribers and listeners, or convert listeners into subscribers, are not successful, our business will be adversely affected; we engage in extensive marketing efforts and the continued effectiveness of those efforts is an important part of our business; we rely on third parties for the operation of our business, and the failure of third parties to perform could adversely affect our business; we are migrating our billing system and payment processing function to a new service provider; failure to successfully monetize and generate revenues from podcasts and other non-music content could adversely affect our business, operating results, and financial condition; we may not realize the benefits of acquisitions or other strategic investments and initiatives; the impact of economic conditions may adversely affect our business, operating results, and financial condition; and we may be adversely affected by the war in Ukraine. Risks Relating to our Sirius XM Business: A substantial number of our Sirius XM service subscribers periodically cancel their subscriptions and we cannot predict how successful we will be at retaining customers; our ability to profitably attract and retain subscribers to our Sirius XM service is uncertain; our business depends in part upon the auto industry; failure of our satellites would significantly damage our business; and our Sirius XM service may experience harmful interference from wireless operations. Risks Relating to our Pandora and Off-platform Business: Our Pandora ad-supported business has suffered a substantial and consistent loss of monthly active users, which may adversely affect our Pandora and Off-platform business; our Pandora and Off-platform business generates a significant portion of its revenues from advertising, and reduced spending by advertisers could harm our business; our failure to convince advertisers of the benefits of our Pandora ad-supported service could harm our business; if we are unable to maintain revenue growth from our advertising products our results of operations will be adversely affected; changes to mobile operating systems and browsers may hinder our ability to sell advertising and market our services; and if we fail to accurately predict and play music, comedy or other content that our Pandora listeners enjoy, we may fail to retain existing and attract new listeners. Risks Relating to Laws and Governmental Regulations: Privacy and data security laws and regulations may hinder our ability to market our services, sell advertising and impose legal liabilities; consumer protection laws and our failure to comply with them could damage our business; failure to comply with FCC requirements could damage our business; environmental, social and governance expectations and related reporting obligations may expose us to potential liabilities, increased costs, reputational harm, and other adverse effects; and we may face lawsuits, incur liability or suffer reputational harm as a result of content published or made available through our services. Risks Associated with Data and Cybersecurity and the Protection of Consumer Information: If we fail to protect the security of personal information about our customers, we could be subject to costly government enforcement actions and private litigation and our reputation could suffer; we use artificial intelligence in our business, and challenges with properly managing its use could result in reputational harm, competitive harm, and legal liability and adversely affect our results of operations; and interruption or failure of our information technology and communications systems could impair the delivery of our service and harm our business. Risks Associated with Certain Intellectual Property Rights: The market for music rights is changing and is subject to significant uncertainties; our Pandora services depend upon maintaining complex licenses with copyright owners, and these licenses contain onerous terms; failure to protect our intellectual property or actions by third parties to enforce their intellectual property rights could substantially harm our business and operating results; some of our services and technologies may use “open source” software, which may restrict how we use or distribute our services or require that we release the source code subject to those licenses; and rapid technological and industry changes and new entrants could adversely impact our services. Risks Related to our Capital and Ownership Structure: We have a significant amount of indebtedness, and our debt contains certain covenants that restrict our operations; we are a “controlled company” within the meaning of the NASDAQ listing rules and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements; our principal stockholder has significant influence, including over actions requiring stockholder approval, and its interests may differ from the interests of other holders of our common stock; the proposed transactions with Liberty Media may adversely affect our business and financial condition; and while we currently pay a quarterly cash dividend to holders of our common stock, we may change our dividend policy at any time. Other Operational Risks: If we are unable to attract and retain qualified personnel, our business could be harmed; our facilities could be damaged by natural catastrophes or terrorist activities; the unfavorable outcome of pending or future litigation could have an adverse impact on our operations and financial condition; we may be exposed to liabilities that other entertainment service providers would not customarily be subject to; and our business and prospects depend on the strength of our brands. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2023, which is filed with the Securities and Exchange Commission (the "SEC") and available at the SEC's Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Investor contact:
Hooper Stevens
212.901.6718
Hooper.Stevens@siriusxm.com

Natalie Diana Candela
212.901.6672
Natalie.Candela@siriusxm.com

Media contact:
Maggie Mitchell
212.584.5100
Maggie.Mitchell@siriusxm.com